Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES: REPORTS FIRST QUARTER 2009 PROFIT

POWHATAN, VA., May 7, 2009 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported first quarter 2009 net income of $261,136 a decrease of $634,369 or 70.8 percent when compared to $895,505 in the first quarter of 2008. Net income available to common shareholders was $152,497 after accrued dividends and accretion of discount on preferred stock totaling $108,639. On a per share basis, basic earnings were $ 0.06 per share, a decline of $0.29 or 82.9 percent versus $0.35 per share in the first quarter of the prior year. On a fully diluted basis, net income per share was $0.06, a decrease of $0.28 or 82.3 percent compared to $0.34 in the comparable period of the prior year. For first quarter 2009, the return on average assets was 0.21 percent versus the prior year’s 0.73 percent. The return on average shareholders’ equity was 3.93 percent compared to 9.47 percent in last year’s first quarter. At quarter end, total shareholders’ equity stood at $27.2 million, versus $ 36.4 million in the first quarter of 2008. Accordingly, the book value of a share of common stock fell to $10.45 compared to $14.13 in 2008. As previously reported, the Company sold 11,385 shares of preferred stock to the U.S. Treasury on January 30, 2009, raising $11,385,000 in additional capital, further strengthening our well capitalized principal subsidiary, Central Virginia Bank.

The fully tax equivalent net interest income in the first quarter was $3.11 million, a decrease of $827,794 or 21.0 percent compared to $ 3.93 million in the first quarter of 2008. The tax equivalent net interest margin was 2.62 percent for the quarter versus 3.42 percent in first quarter 2008. The continued compression of our net interest margin in the first quarter 2009 was anticipated. Total interest income on a tax equivalent basis was $6.5 million versus $8.0 million in first quarter 2008; while interest expense was $3.4 million versus $4.0 million in first quarter of the prior year. There are three principal factors causing this condition. First and foremost is the absence of $18.8 million in earning assets resulting from last year’s write off of our FNMA and FHLMC investments, which carried a tax equivalent yield of approximately 8.0 percent contributing an estimated $400,000 income per quarter. Second, the same effect on $13.2 million in non accruing loans and other real estate which if still earning, would contribute approximately $181,000 interest income per quarter. Third, the continuing low market rate environment that adversely affects interest income but is beneficial to interest expense coupled with a higher volume of rate sensitive assets than rate sensitive funding sources, generates a net negative impact to the margin in a declining rate environment. The Company has consciously utilized short term funding through repurchase agreements and overnight borrowings given the lower interest rate environment rather than relying on more expensive retail CD deposits.

Non-interest income increased slightly, ending the quarter at $948,212 an increase of 1.7 percent from the prior year’s first quarter total of $932,138. This improvement is attributable to higher net securities gains largely due to the dramatic increase in calls of securities owned at a discount as well as regular investment portfolio management; higher earnings on investments in bank owned life insurance; and increased fees on secondary market mortgage loan sales. Offsetting these increases were declines in deposit fees and charges, commissions from sales of non-deposit investment products, and bank card fees.

Non-performing assets at the end of the first quarter 2009 increased to $18.8 million compared to $6.7 million at the end of the first quarter of the prior year and $13.1million for the immediately preceding quarter. This increase resulted primarily from an increase in loans ninety days or more past due, and an increase in other real estate owned. The growth in non-performing assets is of concern, however the majority of past due loans are secured, reducing the impact of any losses should they occur. During the first quarter 2009, $375,000 was added to the allowance for loan losses, in response to the increase in non-performing loans and the general state of the local economy, in contrast to the first quarter 2008, when $280,000 was added to the loan loss reserve. We believe that at $3,871,625 or 1.30 percent of total loans, the reserve should be sufficient to absorb any potential future losses. However, we also anticipate continuing additions to the reserve at the same or greater levels in future quarters to offset net charge-offs during the quarter and maintaining or increasing the ratio beyond 1.30 percent of total loans. The reserve for loan losses now represents 20.6 percent of quarter-end non-performing assets, compared to 46.6 percent in the first quarter of the prior year.

Average earning assets in the first quarter were $475.3 million, an increase of $14.6 million or 3.2 percent compared to $460.7 million in the comparable quarter last year. Average loan balances, including loans held for sale, grew by $24.3 million to $294.5 million, an increase of 9.0 percent from the prior year’s first quarter average balances of $270.2 million. The bank's investment securities portfolio averaged $167.3 million, a decrease of $21.5 million or 11.4 percent from $188.8 million in first quarter 2008, while overnight funds sold averaged $12.6 million a substantial increase from $0.2 million average in first quarter of the prior year. Total deposits averaged $370.4 million, an increase of $8.5 million or 2.4 percent versus $361.9 million in the first quarter 2008. Total borrowings, consisting of overnight advances and term borrowings from the Federal Home Loan Bank, overnight fed funds purchased, wholesale and retail repurchase agreements, and long-term capital trust preferred, averaged $109.3 million an increase of $23.9 million or 28.0 percent from the prior year’s first quarter average of $85.4 million. Total assets averaged $509.5 million, having grown by $21.3 million or 4.4 percent from $488.1million in the prior year.

Total non-interest expense for the first quarter 2009 was $3.23 million a decrease of 1.7 percent or $54,264 as compared to $3.29 million last year. Salaries and benefits totaled $1.67 million in the first quarter, a decrease of $270,900 or 13.9 percent from $1.95 million last year. The majority of other non-interest expense categories were lower; such as equipment depreciation, down $25,020; equipment repairs and maintenance, down $43,163; advertising and public relations, down $29,895; taxes and licenses, down $18,696; consulting fees, down $9,349; and office supplies down by $1,826. Increases were in FDIC Insurance premiums, up by $60,790; a $152,955 OTTI write down of a CDO investment security; growth of $99,075 in miscellaneous expenses; and legal and professional fees, up by $22,269. We are continuing our efforts towards reducing all controllable expenses while increasing categories of non-interest income. We want to reduce expense growth, in future periods with a goal of reducing our efficiency ratio, which has increased to 79.7 percent from 67.5 percent in the first quarter of the prior year. It should be noted that the largest contributing factor to the increase in this ratio is the decline in net interest income, not growth in expenses. We hope to see this ratio decline as the impact of expense control procedures manifests itself in future quarters.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “Given these unprecedented economic conditions, we are encouraged by 2009’s first quarter earnings and profitability. There are few banks our size that could withstand, as we have, over $19 million in pre-tax impairment write-downs last year, in addition to the impact of the local and national economic recession coupled with the declining condition of the real estate markets. Despite all this adversity, we have remained “well capitalized” and have returned to profitability. However, our profitability is certainly not where we would want it to be, and it may not return to the levels we had become accustomed to in prior years for some time to come. In fact, the overall banking industry’s profitability and margin levels in the future may well be significantly lower than what has been the historical norm. Our loan and deposit growth has been encouraging, and we are beginning to see the effects of our continuing efforts to enhance income while at the same time reduce both actual levels and the future growth of expenses. The principal factor impacting the first quarter’s results by far, was $827,794 lower tax equivalent net interest margin; to a lesser extent the increase in the loan loss provision, a non-cash impairment write down of a security, and the reductions in non-interest expenses.” Lyons added “... the increase in non-performing loans is significant, but not surprising given the state of the economy and the real estate market. We are naturally concerned, but since the majority of the significant credits are secured, and in many cases, specific reserves have already been established, we believe the ultimate disposition will be satisfactory to both the bank and the borrower. Central Virginia Bankshares, Inc. remains committed to prudent growth, and, will emphasize deposit marketing, as well as commercial and personal loans in the future.”

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 35 year old $500 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002

Central Virginia Bankshares, Inc.	First Quarter
	(Unaudited)
	March 31, 2009	March 31, 2008
Net Income	261,136	895,505
Net Income Available to Common Shareholders	152,497	895,505
Interest & Fees on Loans	4,342,805	5,100,013
Interest on Investments	2,117,247	2,682,699
Interest on Funds Sold	6,360	1,380
Interest on Deposits	2,697,935	3,163,007
Interest on Borrowings	749,081	866,598
Net Interest Income (FTE)	3,109,326	3,937,119
Non Interest Income	948,212	932,138
Loan Loss Provision	375,000	280,000
Interest Expense	3,447,016	4,029,605
Non Interest Expense	3,233,087	3,287,351
Period End Balances:
Investment Securities	150,239,030	180,725,613
Fed Funds Sold	5,473,000	0
Loans (net of Unearned Discount)	297,241,996	277,734,381
Loan Loss Reserve	3,871,625	3,119,478
Non Interest Bearing Deposits	37,715,033	38,435,513
Total Deposits	373,211,093	369,853,003
Borrowings	100,927,079	90,065,520
Assets	504,552,901	499,532,406
Period End Shareholders Equity	27,187,412	36,408,906
Average Balances:
Average Assets	509,464,401	488,131,357
Average Earning Assets	475,335,457	460,720,753
Investment Securities	167,325,054	188,843,798
Federal Funds Sold	12,645,711	187,703
Loans Held for Sale	896,874	1,505,256
Loans & Loans Held for Sale (net of Unearned )	294,467,819	270,183,996
Non Interest Bearing Deposits	43,499,678	40,818,298
Total Deposits	370,408,637	361,889,080
FHLB Overnight Advances	14,500,000	6,613,736
FHLB Term Borrowings	45,000,000	45,000,000
Fed Funds Purchased & REPO	37,800,038	28,666,465
Average Shareholders Equity	26,593,012	37,815,777
Average Shares Outstanding – Basic	2,597,271	2,570,439
Average Shares Outstanding - Fully Diluted	2,597,271	2,596,206
Asset Quality:
Charged Off Loans	320,555	91,776
Recoveries	20,722	19,173
Period End: Non -Accrual Loans	9,968,837	2,156,249
Loans Past Due 90 Days or More	5,593,760	3,893,593
Other Non Performing Assets	0	0
Other Real Estate	3,223,299	647,867
Total Non Performing Assets	18,785,896	6,697,710
Per Share Data & Ratios:
Net Income Per Share - Basic	$.06	$0.35
Net Income Per Share - Diluted	$.06	$0.34
Period End Book Value Per Share	$10.45	$14.13
Return on Average Assets	0.21%	0.73%
Return on Average Equity	3.93%	9.47%
Efficiency Ratio	79.68%	67.51%
Average Loans to Average Deposits	79.5%	74.7%
Reserve for Loan Losses / Loans EOP	1.30%	1.12%
Net Interest Margin (FTE)	2.62%	3.42%

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT:Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002